Exhibit 99.1

St. Jude Medical, Inc.
Global Headquarters
One St. Jude Medical Drive
St. Paul, MN 55117-9913 USA
Tel 651 756 2000
sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Candace Steele Flippin	J.C. Weigelt
csflippin@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports First Quarter 2016 Results

ST. PAUL, Minn. – April 20, 2016 – St. Jude Medical, Inc. (NYSE: STJ), a global medical device company, today reported sales and net earnings for the first quarter ended April 2, 2016.

First quarter 2016 highlights:

•                 Net sales of $1.448 billion increased 8 percent as reported, or 2 percent on a comparable constant currency basis, at the high end of the company’s guidance range.

•                 St. Jude Medical has successfully completed its integration of Thoratec; left ventricular assist device (LVAD) sales grew strong double digits on a comparable constant currency basis.

•                 Neuromodulation sales increased approximately 10 percent on a constant currency basis as we continue to surround chronic pain with the most comprehensive product portfolio on the market.

•                 Atrial fibrillation sales driven by double digit growth from the company’s TactiCath™ and FlexAbility™ ablation catheters.

•                 Adjusted earnings per share of $0.90 increased 9 percent on a constant currency basis, above the high end of the company’s guidance range, with reported GAAP earnings per share of $0.33.

First Quarter 2016 Sales

The company reported net sales of $1.448 billion in the first quarter of 2016, an 8 percent increase compared to net sales of $1.345 billion in the first quarter of 2015. On a comparable constant currency basis, net sales increased by approximately 2 percent compared to the first quarter of 2015.

Commenting on the company’s financial results, St. Jude Medical President and Chief Executive Officer Michael T. Rousseau said, “In the first quarter, we delivered sales and adjusted earnings per share at or above the high end of our guidance. With 10 product approvals and associated launches in key regions around the world, we demonstrated our commitment to bringing lifesaving products to patients while driving sales momentum in the areas of atrial fibrillation, heart failure and neuromodulation.”

As previously announced, St. Jude Medical has changed its sales reporting to more closely align with how the company manages the business in five key areas: atrial fibrillation, heart failure, neuromodulation, cardiovascular and traditional cardiac rhythm management. For additional information please see the Form 8-K furnished by the company on January 13, 2016.

Atrial Fibrillation (AF)

AF product sales for the first quarter totaled $291 million, a 5 percent increase compared to the prior year quarter. On a constant currency basis, AF product sales increased 9 percent compared to the prior year quarter, largely driven by continued adoption of the FlexAbility™ and TactiCath™ ablation catheters.

Heart Failure (HF)

HF product sales, which include cardiac resynchronization therapy products, ventricular assist devices and the CardioMEMS™ HF System products, totaled $374 million for the first quarter, a 49 percent increase compared to the prior year quarter. On a comparable constant currency basis, HF product sales increased 2 percent compared to the prior year quarter driven by continued strength of Heartmate II™ Left Ventricular Assist System in the United States. and the ongoing launch of Heartmate 3™ Left Ventricular Assist System in Europe.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $116 million in the first quarter of 2016, an 8 percent increase on a reported basis and a 10 percent increase on a constant currency basis compared to the prior year quarter. Neuromodulation growth continues to be driven by the St. Jude Medical Burst technology offering in international markets as well as the Protégé™ and Proclaim™ Spinal Cord Stimulation Systems both with upgradeable features in the United States.

Cardiovascular

Total cardiovascular sales were $301 million for the first quarter of 2016, flat compared to the prior year quarter. On a constant currency basis, cardiovascular sales increased 3 percent compared to the prior year quarter. Cardiovascular growth was driven by the first full quarter launch of all four sizes of the Portico™ Transcatheter Aortic Valve Implantation System in Europe as well as strong contributions from the fractional flow reserve and the optical coherence tomography product portfolios.

Traditional Cardiac Rhythm Management (CRM)

Total CRM sales, which include single and dual chamber implantable cardioverter defibrillator (ICD) and pacemaker products, were $366 million for the first quarter of 2016, a 10 percent decline compared with the first quarter of 2015. After adjusting for the impact of foreign currency, traditional CRM sales decreased 7 percent. Global results continue to be impacted by lower sales in the United States, partially offset by continued adoption of our MRI conditional product portfolio in countries where they are offered, particularly Japan with the recent launch of the MRI-conditional Ellipse™ ICD.

First Quarter Earnings Results

In the first quarter the company recognized net after-tax charges of $164 million, or $0.57 per diluted share, primarily related to acquisition-related costs, ongoing restructuring activities, strategic investment impairments, income tax adjustments and amortization of intangible assets. Including these items, reported net earnings for the first quarter of 2016 were $95 million or $0.33 per share, compared with reported net earnings for the first quarter of 2015 of $262 million or $0.91 per share. Excluding these items, adjusted net earnings for the first quarter of 2016 were $259 million or $0.90 per share. A reconciliation of the company’s non-GAAP adjusted results to the company’s GAAP reported results is provided in the schedules at the end of the press release.

Second Quarter and Full-Year 2016 Sales and Earnings Guidance

For the second quarter, St. Jude Medical expects revenue to grow in the range of 1 percent to 3 percent on a comparable constant currency basis compared to the second quarter of 2015 with currency negatively impacting second quarter revenue by approximately $10 million to $15 million. For the full-year 2016, the company continues to expect total revenue to grow in the range of 2 percent to 4 percent on a comparable constant currency basis with currency negatively impacting full-year 2016 revenue by approximately $35 million to $55 million.

The company expects its consolidated adjusted net earnings for the second quarter of 2016 to be in the range of $1.05 to $1.07 per share and is increasing full-year 2016 consolidated adjusted net earnings by $0.06 to be in the range of $4.01 to $4.11 per share. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedules at the end of the press release.

Conference Call / Webcast

St. Jude Medical’s first quarter earnings call can be heard live via webcast today beginning at 7 a.m. CDT via the St. Jude Medical Investor Relations website (investors.sjm.com). Approximately one hour following the call (and archived for 90 days), a replay will be available on the Investor Events and Presentations webpage in the Investor Relations section of the St. Jude Medical website.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a leading global medical device manufacturer and is dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has five major areas of focus that include atrial fibrillation, heart failure, neuromodulation, cardiovascular and traditional cardiac rhythm management. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the company, including potential clinical successes, reimbursement strategies, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company’s control and the risk factors and other cautionary statements described in the company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016. The company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of 1Q16 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)
(unaudited)	1Q16 Sales	1Q15 Sales	Reported % Change vs. 1Q15	Constant Currency % Change vs. 1Q15	Reported $ Change vs. 1Q15	Constant Currency $ Change vs. 1Q15	Foreign Currency Impact
Total Sales	$1,448	$1,345	8%	11%	$103	$145	-$42
Total International Sales	$672	$664	1%	8%
Total U.S. Sales	$776	$681	14%
Worldwide Atrial Fibrillation	$291	$276	5%	9%	$15	$24	-$9
International Atrial Fibrillation	$162	$160	1%	6%
U.S. Atrial Fibrillation	$129	$116	12%
Worldwide Heart Failure	$374	$251	49%	51%	$123	$128	-$5
International Heart Failure	$115	$89	30%	35%
U.S. Heart Failure	$259	$162	59%
Worldwide Neuromodulation	$116	$108	8%	10%	$8	$11	-$3
International Neuromodulation	$32	$33	-4%	5%
U.S. Neuromodulation	$84	$75	13%
Worldwide Cardiovascular Disease	$301	$302	0%	3%	-$1	$10	-$11
International Cardiovascular Disease	$180	$182	-1%	5%
U.S. Cardiovascular Disease	$121	$120	1%
Worldwide Traditional Cardiac Rhythm Management	$366	$408	-10%	-7%	-$42	-$28	-$14
International Traditional Cardiac Rhythm Management	$183	$200	-8%	-2%
U.S. Traditional Cardiac Rhythm Management	$183	$208	-12%

Note: Dollar amounts and percentage changes are based on actual, non-rounded amounts and may not add or recalculate precisely.

Summary of 1Q16 Sales and Reconciliation to Comparable Constant Currency Sales Growth

(in millions)

(unaudited)
	1Q16 Sales	1Q15 Comparable Sales	Comparable Constant Currency % Change vs. 1Q15	Comparable Constant Currency $ Change vs. 1Q15	Foreign Currency Impact
Total Sales	$1,448	$1,466	2%	$26	-$44
Total International Sales	$672	$689	4%
Total U.S. Sales	$776	$777	0%
Worldwide Atrial Fibrillation	$291	$276	9%	$24	-$9
International Atrial Fibrillation	$162	$160	6%
U.S. Atrial Fibrillation	$129	$116	12%
Worldwide Heart Failure	$374	$372	2%	$9	-$7
International Heart Failure	$115	$114	7%
U.S. Heart Failure	$259	$259	0%
Worldwide Neuromodulation	$116	$108	10%	$11	-$3
International Neuromodulation	$32	$33	5%
U.S. Neuromodulation	$84	$75	13%
Worldwide Cardiovascular Disease	$301	$302	3%	$10	-$11
International Cardiovascular Disease	$180	$182	5%
U.S. Cardiovascular Disease	$121	$120	1%
Worldwide Traditional Cardiac Rhythm Management	$366	$408	-7%	-$28	-$14
International Traditional Cardiac Rhythm Management	$183	$200	-2%
U.S. Traditional Cardiac Rhythm Management	$183	$208	-12%

Total Thoratec Pre-Acquisition Sales	$0	$121
International Thoratec Pre-Acquisition Sales	$0	$25
U.S. Thoratec Pre-Acquisition Sales	$0	$96

Total Sales As Reported	$1,448	$1,345	11%	$147	-$44
Total International Sales As Reported	$672	$664	8%
Total U.S. Sales As Reported	$776	$681

Note: Dollar amounts and percentage changes are based on actual, non-rounded amounts and may not add or recalculate precisely.

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	April 2, 2016	January 2, 2016
Cash and cash equivalents	$325	$667
Accounts receivable, net	1,260	1,237
Inventories	931	909
Other current assets	287	269
Property, plant & equipment, net	1,324	1,320
Goodwill	5,676	5,651
Intangible assets, net	2,188	2,226
Other assets	561	621
Total assets	$12,552	$12,900

Current debt obligations	$467	$1,163
Other current liabilities	1,163	1,303
Long-term debt	5,591	5,229
Long-term other liabilities	1,232	1,163
Total shareholders’ equity	4,099	4,042
Total liabilities & shareholders’ equity	$12,552	$12,900

Effective April 2, 2016, the Company changed the method of classification of deferred tax assets and deferred tax liabilities in accordance with Accounting Standards Update No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.  Prior period balances have been retrospectively adjusted to conform to the current period’s presentation.

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended

	April 2, 2016	April 4, 2015
Net sales	$1,448	$1,345
Cost of sales:
Cost of sales before special charges	484	393
Special charges	3	2
Total cost of sales	487	395
Gross profit	961	950

Selling, general & administrative expense	491	430
Research & development expense	188	167
Amortization of intangible assets	46	24
Special charges	8	4
Operating profit	228	325
Other expense, net	92	17
Earnings before income taxes and noncontrolling interest	136	308
Income taxes	41	52
Net earnings before noncontrolling interest	95	256
Net loss attributable to noncontrolling interest	-	(6)
Net earnings attributable to St. Jude Medical, Inc.	$95	$262

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.33	$0.91
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) (1)	$0.90	$0.93

Cash dividends declared per share	$0.31	$0.29

Weighted average shares outstanding- diluted	286.4	287.1

(1)  See accompanying reconciliation tables.

Non-GAAP Financial Measures Reconciliations (Unaudited)

	Three Months Ended April 2, 2016
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$136	$41	30.1%	$95	$-	$95	$0.33	-64%

Restructuring activities	25	9		16	-	16	0.06
Acquisition-related costs	64	20		44		44	0.15
Product field action costs and litigation costs	3	1		2	-	2	0.01
Legal settlements	(17)	(5)		(12)	-	(12)	(0.04)
Strategic investment impairments	51	19		32	-	32	0.11
Amortization of intangible assets	46	16		30	-	30	0.10
Income tax adjustments	-	(52)		52	-	52	0.18

As adjusted (Non-GAAP)	$308	$49	15.9%	$259	$-	$259	$0.90	-3%

Unfavorable foreign currency impact vs. 2015							0.11

Constant currency as adjusted (non-GAAP)							$1.01	9%

	Restructuring activities	Acquisition-related costs	Product field action costs and litigation costs	Legal settlements	Strategic investment impairments	Total

Cost of sales before special charges	$-	$31	$-	$-	$-	$31
Special charges (cost of sales)	3	-	-	-	-	3
Selling, general & administrative expense	-	33	-	-	-	33
Special charges (operating expenses)	22	-	3	(17)	-	8
Other expense, net	-	-	-	-	51	51
	$25	$64	$3	$(17)	$51	$126

	Three Months Ended April 4, 2015
(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$308	$52	16.9%	$256	$(6)	$262	$0.91

Restructuring activities	13	3		10	-	10	0.03
Acquisition-related costs	(22)	1		(23)	-	(23)	(0.08)
Product field action costs and litigation costs	3	1		2	-	2	0.01
Legal settlements	(10)	(4)		(6)	-	(6)	(0.02)
Amortization of intangible assets	24	8		16	-	16	0.06
R&D credit	-	(5)		5	-	5	0.02

As adjusted (Non-GAAP)	$316	$56	17.7%	$260	$(6)	$266	$0.93

	Restructuring activities	Acquisition-related costs	Product field action costs and litigation costs	Legal Settlements	Total

Special charges (cost of sales)	$4	$-	$(2)	$-	$2
Selling, general & administrative expense	-	(22)	-	-	(22)
Special charges (operating expenses)	9	-	5	(10)	4
	$13	$(22)	$3	$(10)	$(16)

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

Tax rates vary and are applied based on the item’s nature and tax jurisdiction where it is incurred.

2016 Earnings Guidance Reconciliation

(Unaudited)

	Second Quarter	Full Year

Estimated 2016 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.86 - $0.88	$2.97 - $3.07
Estimated restructuring activities	0.03	0.13
Estimated acquisition-related costs	0.05	0.23
Estimated product field action costs and litigation costs	-	0.01
Estimated legal settlements	-	(0.04)
Estimated strategic investment impairments	-	0.11
Estimated amortization of intangible assets	0.11	0.42
Estimated income tax adjustments	-	0.18
Estimated 2016 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$1.05 - $1.07	$4.01 - $4.11

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

2016 Sales Guidance Reconciliation

(in millions)

(Unaudited)

	Second Quarter	Full Year

2015 St. Jude Medical total sales	$1,410	$5,541
2015 Thoratec pre-acquistion total sales	129	381
2015 comparable total sales	$1,539	$5,922
Estimated 2016 sales	$1,540 - $1,575	$5,985 - $6,125
Estimated unfavorable foreign currency impact vs 2015	$10 - $15	$35 - $55
Estimated constant currency 2016 total sales (Non-GAAP)	$1,555 - $1,585	$6,040 - $6,160
Estimated 2016 comparable constant currency % change vs 2015 (Non-GAAP)	1% - 3%	2% - 4%

Non-GAAP Financial Measures

The company provides the following non-GAAP financial measures because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below. St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

•                  Adjusted earnings before noncontrolling interest and income taxes

•                  Adjusted income taxes and adjusted effective tax rate

•                  Adjusted net earnings before noncontrolling interest

•                  Adjusted net loss attributable to noncontrolling interest

•                  Adjusted net earnings attributable to St. Jude Medical, Inc.

•                  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted EPS growth rate

•                  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted EPS growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the company’s results of operations. The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized, other restructuring costs and restructuring-related costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs, integration costs, financing commitment fees and stock-based compensation expense for accelerated and replacement equity awards.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Strategic investment impairments – These amounts consist of other-than-temporary impairments of certain strategic investments in debt and equity securities.

Amortization of intangible assets – These amounts represent the non-cash amortization expenses St. Jude Medical recognized for definite-lived intangible assets.

Income tax adjustments – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions, and certain other tax adjustments.

R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been applicable in all periods presented.

Foreign currency impact – These amounts represent the impact to net sales and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. after translating net sales and the consolidated statement of earnings at comparable prior period foreign currency exchange rates.

The company provides comparable constant currency sales growth because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of the Thoratec acquisition and foreign currency translation on net sales. St. Jude Medical management uses comparable constant currency sales growth to forecast and evaluate the operational performance of the company as well as to compare sales of current periods to prior periods.

In calculating comparable constant currency sales growth in its non-GAAP measures, the company a) excludes the impact to net sales after translating net sales at prior period foreign currency exchange rates and b) includes Thoratec sales amounts for periods prior to St. Jude Medical’s acquisition of Thoratec. Comparable constant currency sales amounts have not been adjusted to eliminate historical product sales between St. Jude Medical and Thoratec because management believes that such adjustments are not material.

The company also provides constant currency sales growth and constant currency adjusted EPS growth because St. Jude Medical management believes that in order to understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted EPS. St. Jude Medical management uses constant currency sales growth and constant currency adjusted EPS growth to forecast and evaluate the operational performance of the company as well as to compare sales and adjusted EPS of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.